exhibit (d)(2)

Schedule A

(As of September 6, 2022)

Funds

Series	Annual Rate of Average Daily Net Assets	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Amplify Online Retail ETF	0.65%	November 5, 2015	November 5, 2015	November 5, 2015	December 8, 2022
Amplify CWP Enhanced Dividend Income ETF	0.55%	June 22, 2016	June 22, 2016	June 22, 2016	December 8, 2022
Amplify Transformational Data Sharing ETF	0.70%	December 12, 2017	January 12, 2018	January 16, 2018	December 8, 2022
Amplify Lithium & Battery Technology ETF	0.59%	March 13, 2018	May 18, 2018	May 21, 2018	December 8, 2022
Amplify BlackSwan Growth & Treasury Core ETF	0.49%	September 18, 2018	October 16, 2018	October 22, 2018	September 15, 2022
Amplify Emerging Markets FinTech ETF	0.69%	September 18, 2018	January 23, 2019	December 27, 2018	September 15, 2022
Amplify High Income ETF	0.50%	December 11, 2018	September 26, 2019	October 2, 2019	September 15, 2022
Amplify Pure Junior Gold Miners ETF	0.49%	September 15, 2020	November 6, 2020	November 9, 2020	November 9, 2022
Amplify BlackSwan ISWN ETF	0.49%	December 8, 2020	December 16, 2020	December 17, 2020	December 17, 2022
Amplify Cleaner Living ETF	0.59%	June 8, 2021	June 22, 2021	June 23, 2021	June 8, 2023
Amplify Thematic All-Stars ETF	0.49%	June 8, 2021	July 9, 2021	July 19, 2021	June 8, 2023
Amplify Digital & Online Trading ETF	0.59%	June 8, 2021	September 17, 2021	September 20, 2021	June 8, 2023
Amplify BlackSwan Tech & Treasury ETF	0.49%	September 14, 2021	November 24, 2021	November 30, 2021	June 8, 2023
Amplify Inflation Fighter ETF	0.85%	December 2, 2021	January 21, 2022	January 26, 2022	December 2, 2023
Amplify Natural Resources Dividend ETF	0.59%	June 7, 2022	August 19, 2022	August 22, 2022	June 7, 2024
Amplify International Enhanced Dividend Income ETF	0.65%	June 7, 2022	August 31, 2022	September 6, 2022	June 7, 2024